UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2012

QR Energy, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35010	90-0613069
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5 Houston Center

1401 McKinney Street, Suite 2400

Houston, Texas 77010

(Address of principal executive office) (Zip Code)

(713) 452-2200

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 16, 2012, QRE Operating, LLC, a wholly owned subsidiary of QR Energy, LP (the “Partnership”) as Borrower, the Partnership and QRE GP, LLC, the general partner of the Partnership, entered into the Second Amendment to Credit Agreement dated as of December 17, 2010 (the “Credit Agreement Amendment”) with Wells Fargo Bank, National Association, as Administrative Agent, and the other lenders signatory thereto. The Credit Agreement Amendment permits the Partnership to enter into commodity derivative contracts associated with pending acquisitions of oil and natural gas properties upon the signing of the applicable purchase and sale agreement. The notional volumes of such commodity derivative contracts are not to exceed the greater of (i) 90% of the reasonably anticipated production attributable to the proved developed producing reserves to be acquired and (ii) 85% of the forecasted production from the total proved reserves to be acquired for the next two years and 75% of the forecasted production from the total proved reserves thereafter. In the event the applicable purchase and sale agreement is terminated or for any reason the acquisition does not close, the Partnership will be required to unwind the commodity derivative contracts entered into upon the signing of the purchase and sale agreement.

The foregoing summary of the Credit Agreement Amendment does not purport to be complete, and is qualified in its entirety by reference to the Credit Agreement Amendment filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Second Amendment to Credit Agreement dated as of March 16, 2012, by and among, QRE Operating, LLC, QR Energy, LP, QRE GP, LLC, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QR Energy, LP

By:	QRE GP, LLC, its general partner

By:	/s/ GREGORY S. RODEN
Name:	Gregory S. Roden
Title:	Vice President and General Counsel

Dated: March 29, 2012